EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2015 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 4, 2015 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the second quarter ended December 31, 2014. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2015 Results

Total revenues for the second quarter of fiscal year 2015, which ended December 31, 2014, were $1.0 million, as compared to total revenues of $1.2 million for the same quarter last fiscal year. The decrease of $0.2 million in total revenues this quarter was primarily the result of $0.2 million decline in LeukoScan sales volume in Europe.

Total costs and expenses for the quarter ended December 31, 2014 were $12.5 million, as compared to $9.8 million for the same period in 2014, representing an increase of $2.7 million or 28%. This increase was driven primarily by $3.2 million increased research and development expenses from higher clinical trial cost for, in particular, the Phase 3 PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan for the therapy of patients with advanced pancreatic cancer. The increase in research and development expenses was partially offset by a $0.2 million lowered legal and professional expenses.

Net loss attributable to our stockholders this quarter was $11.4 million, or $0.12 per share. This compares to net loss attributable to our stockholders of $8.5 million, or $0.10 per share, for the same quarter in fiscal 2014. The $2.9 million increase in net loss this quarter was primarily due to the increase in research and development expenses.

First Half Fiscal 2015 Results

For the first half of fiscal year 2015, total revenues were $2.1 million, as compared to total revenues of $6.7 million for the same period last fiscal year. The $4.6 million decrease in total revenues this period was due to a $4.6 million in license fee revenue earned upon fulfilling the Company's obligations under the Algeta Service Agreement, as amended, in the previous year. There were no license fee revenues for this fiscal period.

Total costs and expenses for the six-month period ended December 31, 2014 were $26.0 million, as compared to $20.9 million for the same period in 2013, representing an increase of $5.1 million or 24%. This increase was primarily attributable to $4.7 million higher research and development expenses for increased activity on the Phase 3 PANCRIT-1 and the Phase 2 antibody-drug conjugates' clinical trials, as well as $1.9 million higher general and administrative expenses (principally from increased legal fees regarding the arbitration proceedings with Takeda-Nycomed). The increase in cost and expenses this period was partially offset by the $1.2 million cost of license fee and other revenue in the fiscal 2014 period.

Net loss attributable to our stockholders this period was $23.8 million, or $0.26 per share. This compares to net loss attributable to our stockholders of $14.1 million, or $0.17 per share, for the same period last fiscal year. The $9.7 million increase in net loss this period was primarily due to increased research and development cost related to clinical trials, and higher legal and professional fees in the current period, as well as higher net revenue related to the Algeta agreement in the prior period.

As of December 31, 2014, cash, cash equivalents and marketable securities totaled $21.3 million. The Company will require additional funding in order to support its ongoing and planned Phase 3 and Phase 2 clinical trials in fiscal 2015 and beyond.

"As reported by our clinical investigators at major medical conferences, sacituzumab govitecan, our lead antibody-drug conjugate for solid tumor therapy, continues to produce encouraging results in patients with triple-negative breast cancer and other late-stage, metastatic solid cancers," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "We are going to have a meeting with the FDA and key opinion leaders to discuss a registration pathway for this valuable asset before the end of this quarter," added Mr. Pfreundschuh.

The Company's key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

  The anti-TROP-2-SN-38 conjugate has received Fast Track designation from the U.S. Food and Drug Administration (FDA) for the treatment of patients with triple-negative breast cancer (TNBC) who have failed prior therapies for metastatic disease. Previously, FDA also granted Fast Track status to sacituzumab govitecan for the therapy of patients with small-cell lung cancer (SCLC).

  The Phase 2 study of sacituzumab govitecan in heavily-pretreated patients with diverse, metastatic solid cancers was updated at the EORTC/NCI/AACR 2014 Symposium on Molecular Targets and Cancer Therapeutics. Treatments with the antibody-drug conjugate (ADC) produced responses in patients with TNBC, SCLC, and non-small-cell lung cancer (NSCLC). Clinical benefit ratio, based on achieving partial responses (PRs) and stable disease for at least 6 months after initiating therapy, was reported in 42%, 43%, and 31% of patients with advanced TNBC, NSCLC, and SCLC, respectively. (Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr11202014.pdf for more information on the updated results).

  Results focusing on patients with TNBC were updated at the 2014 San Antonio Breast Cancer Symposium, during which the ADC was reported to continue to produce a PR rate of 30% and a 70% disease control rate, defined as PR and stable disease, in patients with metastatic TNBC who had been heavily pretreated. Significantly, PRs ranging from 30% to 70% tumor shrinkage as best response were reported. (More information on the results in TNBC can be accessed at http://www.immunomedics.com/pdfs/news/2014/pr12122014.pdf).

  In addition, results focusing on patients with metastatic gastrointestinal cancers were presented at the 2015 Gastrointestinal Cancers Symposium where the ADC was reported to produce PR in some heavily-pretreated patients with metastatic esophageal and colorectal cancers. Extended periods of stable disease were also noted in some patients with pancreatic and gastric cancers, with time-to-progression exceeding that of last prior therapy in many cases. (For more information on these results, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2015/pr01202015.pdf).

Veltuzumab

  The Office of Orphan Products Development of FDA has granted orphan status for the use of veltuzumab for the treatment of pemphigus.

  The arbitrator for the arbitration process with Takeda-Nycomed awarded no money to either party and the award was in full settlement of all claims and counterclaims submitted to arbitration. All rights to veltuzumab have reverted back to the Company as a result of the termination.

Milatuzumab

  A Phase 1b study of milatuzumab administered subcutaneously in patients with active systemic lupus erythematosus (SLE), funded by the Department of Defense, has begun patient enrollment.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, February 5, 2015 at 10:00 a.m. Eastern Time to discuss financial results for the second quarter of fiscal year 2015, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 63795100. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through March 7, 2015.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics has an ongoing collaboration with UCB, S.A. (UCB), to whom the Company licensed epratuzumab for the treatment of all non-cancer indications worldwide. UCB expects Phase 3 data in systemic lupus erythematosus in the first half of 2015. Immunomedics is exploring epratuzumab in oncology in collaboration with independent cancer study groups. Immunomedics' most advanced candidate to which it retains worldwide rights for all indications is 90Y-clivatuzumab tetraxetan. The Company initiated a Phase 3 registration trial in January 2014 in patients with advanced pancreatic cancer and expects topline data in mid-2016. Immunomedics' portfolio of wholly owned product candidates also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 263 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. Immunomedics' strength in intellectual property has resulted in a top-8 ranking in the Biotechnology industry by the Patent Board for the 2014 fiscal year. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, availability of required financing and other sources of funds on acceptable terms, if at all, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation and competitive risks to marketed products, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2014	2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,848,690	$ 6,961,494
Marketable securities	18,413,852	34,871,120
Accounts receivable, net of allowance for doubtful accounts	551,429	674,617
Inventory	676,777	778,989
Other receivables	101,420	303,102
Prepaid expenses	1,554,464	1,614,897
Other current assets	381,235	180,678
	24,527,867	45,384,897

Property and equipment, net	2,053,440	1,895,475
Value of life insurance policies	176,110	176,110
Other long-term assets	30,000	30,000

	$ 26,787,417	$ 47,486,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 8,951,445	$ 6,886,682
Deferred revenues	228,470	240,158
Other liabilities	1,550,002	1,500,244
Stockholders' equity	16,057,500	38,859,398

	$ 26,787,417	$ 47,486,482

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
License fee and other revenues	$ --	$ --	$ --	$ 4,623,333
Product sales	761,664	949,901	1,489,297	1,508,924
Research & development	241,127	252,549	585,492	568,014
Total Revenues	$ 1,002,791	1,202,450	2,074,789	6,700,271
Costs and Expenses	12,464,664	9,812,770	25,980,796	20,866,641
Operating Loss	(11,461,873)	(8,610,320)	(23,906,007)	(14,166,370)
Interest and Other Income	23,115	30,845	36,450	42,508
Loss before Income Tax Expense	(11,438,758)	(8,579,475)	(23,869,557)	(14,123,862)
Income Tax Expense	(26,892)	4,501	(38,855)	--
Net Loss	(11,465,650)	(8,574,974)	(23,908,412)	(14,123,862)
Less Net Loss attributable on noncontrolling interest	(30,415)	(25,220)	(62,757)	(50,419)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (11,435,235)	$ (8,549,754)	$ (23,845,655)	$ (14,073,443)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.12)	$ (0.10)	$ (0.26)	$ (0.17)

Weighted average number of common shares outstanding (basic and diluted):	93,157,279	83,174,835	93,127,741	83,060,980
CONTACT: Dr. Chau Cheng
         Senior Director, Investor Relations & Corporate Secretary
         (973) 605-8200, extension 123
         ccheng@immunomedics.com